Exhibit 99.1

Cycurion (Nasdaq: CYCU) Awarded Three Multi-Year Contracts Highlighting Growth and Innovation

McLean, VA – March 05, 2025 – Cycurion (Nasdaq: CYCU) (“Cycurion” or the “Company”), a trusted leader in IT cybersecurity solutions and AI, announces the award of three new multi-year contracts focused on program management, cybersecurity, and disaster recovery/business continuity. These engagements—secured with two government clients and one commercial client—reflect the Company’s ongoing commitment to delivering exceptional services and expanding its reach.

These contracts, which represent a total of up to $6 million in revenue over six years, mark a significant step forward for Cycurion, highlighting its ability to serve both government and commercial sectors while strengthening its international client footprint. The Company’s ARx platform, enriched with AI-driven tools and IT cybersecurity solutions, provides a robust foundation for addressing complex challenges and delivering tailored, forward-thinking results.

“These awards are also a testament to the hard work and dedication of our team,” added Kevin Kelly. “We’re enthusiastic about the opportunities ahead and remain focused on growing our capabilities to meet the evolving needs of our clients. We believe this is an exciting time for Cycurion, and we look forward to providing significant value for all of our stakeholders.”

Cycurion will continue to provide updates on its progress and innovations as it continues to build on its mission of excellence in IT cybersecurity solutions and AI.

About Cycurion

Based in McLean, Virginia, Cycurion (NASDAQ: CYCU) is a forward-thinking provider of IT cybersecurity solutions and AI, committed to delivering secure, reliable, and innovative services to clients worldwide. Specializing in cybersecurity, program management, and business continuity, Cycurion harnesses its AI-enhanced ARx platform and expert team to empower clients and safeguard their operations. Along with its subsidiaries, Axxum Technologies, Cloudburst Security, and Cycurion Innovation, Inc., Cycurion serves government, healthcare, and corporate clients with a commitment to securing the digital future.

Forward looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the operations and prospective growth of Cycurion’s business.

Many factors could cause Cycurion’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements described in this press release, including words such as “continue”, “expect”, “intend”, “will”, “hope”, “should”, “would”, “may”, “potential”, and other similar expressions. Such factors could include, among others, those detailed in its Registration Statement on Form S-4, as filed with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled “Risk Factors” in that filing with the SEC underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and Cycurion does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by law. Cycurion cannot assure that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Individuals are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

Investor Contact:

CORE IR

investors@cycurion.com

Media Contact:

Phone: (703) 555-0123

Email: media@cycurion.com